UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2007

Enesco Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	001-09267	04-1864170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

225 Windsor Drive, Itasca, Illinois		60143
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	630-875-5300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Enesco Group, Inc. (the "Company") has received a demand letter, dated January 4, 2007, from Bank of America, N.A., as Agent and Lender (the "Agent") under the Company's Second Amended and Restated Senior Revolving Credit Agreement (as amended, the "Credit Agreement") among the Company, certain borrowing subsidiaries of the Company, the Agent and certain lenders party thereto pursuant to which immediate payment of all principal, accrued and unpaid interest and other obligations currently due and payable has been requested. On January 4, 2007, the Agent verbally notified the Company that its lenders have elected to make future advances under Thirteenth Amendment to the Credit Agreement on a limited discretionary basis. The lenders verbally indicated they would fund wage and commission obligations to the Company, but have no commitment to do so. The previously granted forbearance under the Credit Agreement expired by its terms on December 29, 2006 and as a result, the obligation of lenders to make advances under the Credit Agreement terminated. The Company continues to seek refinancing for such senior credit facility and to pursue other restructuring alternatives, including bankruptcy. There can be no certainty as to whether the Company will be successful in its refinancing efforts.

The press release announcing the lender's limited funding of Enesco Group, Inc. is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated January 5, 2007, announcing the lender's limited funding of Enesco Group, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enesco Group, Inc.

January 9, 2007	By:	/s/ Basil Elliott

Name: Basil Elliott
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated January 5, 2007, announcing the lender's limited funding of Enesco Group, Inc.